U.S. SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                                     SEC File Number:0001-04026
                                                     CUSIP Number:53219W 10 5

                                   Form 12b-25

                           NOTIFICATION OF LATE FILING

                                   (Check One)

[  ] Form 10-KSB      [ ] Form 11-K        [ x ] Form 10-Q       [ ] Form N-SAR

                      For Period Ended: September 30, 2002
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  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the Notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                  N/A
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Part I - Registrant Information
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         Full Name of Registrant: Lifestyle Innovations,inc.

         Former name if applicable:Princeton Mining Company
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         Address of Principal Executive Office (Street and Number):

         3801 William D. Tate Avenue, Suite 100
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         City, State and Zip Code:

         Grapevine, TX 76051
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Part II - Rules 12b-25 (b) and (c)
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         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate)

         [x]    (a)        The reasons  described in  reasonable  detail in Part
                           III of this form could not be eliminated without unreasonable effort or expense;

         [x]    (b)        The subject annual report or semi-annual report,
                           transition report on Form 10-K, Form 20-F, 11-K, or
                           Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         [  ]   (c)        The accountant's statement or other exhibit required
                           by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative
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         State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q, or N-SAR or the transition report or portion thereof could not be filed within the prescribed time period. (Attach Extra Sheets if Needed.)

The Company is awaiting information from third parties and is unable to complete preparation of an accurate Form 10-Q without additional time.

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Part IV - Other Information
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         (1) Name and telephone number of person to contact in regard to this notification:

                 Paul Johnson                   (817)            421-0057
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                      (Name)                 (Area Code)    (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer
                  is no, identify report(s).  [x] Yes    [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                  [  ]  Yes [ X ] No

                  If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                  Lifestyle Innovations, Inc.
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                  (Name of Registrant as specified in charter)

      has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                                   Lifestyle Innovations, Inc.


Date: November 15, 2002                                BY: /s/  Paul Johnson
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                                                       Paul Johnson, President